Exhibit 10.54

NEW YORK STOCK EXCHANGE AND SUBSIDIARY COMPANIES

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

(Amended and Restated Effective as of January 1, 2008)

AMENDMENT NUMBER ONE

WHEREAS, the New York Stock Exchange, Inc., succeeded effective March 7, 2006 by New York Stock Exchange LLC, Inc. (the “Company”), established the New York Stock Exchange and Subsidiary Companies Supplemental Executive Savings Plan (formerly the New York Stock Exchange, Inc. Supplemental Executive Savings Plan) (the “Plan”), which Plan has been amended from time to time, and was most recently amended and restated as January 1, 2008; and

WHEREAS, the Company wishes to make certain amendments to the Plan to reflect final Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company delegated to NYSE Group, Inc. the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2008:

1. The following language is added to the end of Section 1(b) of the Plan:

The Committee is authorized to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A of the Code and to avoid the imposition of an excise tax under Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefits provided hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A.

2. Section 2(j) of the Plan is amended to read as follows;

“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) an incapacity for which the Participant is receiving, for at least three months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, disability benefits under the Employer’s Long Term Disability Plan (or would be eligible to receive such benefits if the Participant had participated in such plan) or for which the Participant is receiving Social Security disability benefits.

3. Sections 8(a), (b) and (c) of the Plan are amended to read as follows:

(a) Upon a Participant’s election to participate in the Plan, he shall make elections to receive his Supplemental Account and his Special RAP Contributions Account either in a lump sum distribution or approximately equal annual installments over a period of 2 to 20 years, as elected by the Participant. Each such distribution shall be paid or commence on (i) the first day of the month coincident with or next following the Participant’s Termination of Employment (other than by reason of death), (ii) the January 1 next following his Termination of Employment or (iii) the first day of the month coincident with or next following the first anniversary of his Termination of Employment, as elected by the Participant. The Supplemental Account and Special RAP Contributions Account of a Participant who elects to receive annual installment payments from such accounts shall continue to be credited with Earnings until the final installment is paid. Each installment elected by the Participant shall equal the balance in the Participant’s Supplemental Account and Special RAP Contribution Account immediately prior to the date of distribution, divided by the number of unpaid installments and shall be paid on the annual anniversary of the first installment, until all installments elected by the Participant have been paid. Notwithstanding the foregoing, the time and form of payment distribution election applicable to a Participant’s Supplemental Account, including any separate plan encompassed within the Plan or sub-account, must be identical. However, a Participant may make different time and form of payment elections for his Supplemental Account and Special RAP Contributions Account. If a Participant does not make a distribution election with respect to the time and form of payment of his Supplemental Account and Special RAP Contributions Account, the amount credited to such accounts shall be paid to him as follows: (i) to the extent applicable, with respect to a Participant who incurs a Separation from Service prior to December 31, 2008, pursuant to the distribution election made by the Participant with respect to the Supplemental Benefits payable to him under the Grandfathered Plan, except that installments shall be paid at the time and in the manner described in this Section 8(a); or (ii) in a single lump sum payment to be made on the first day of the month coincident with or next following his Termination of Employment (other than by reason of death). Notwithstanding the foregoing provisions, in no event shall any distribution commence to be made to any Participant who is a “Specified Employee” prior to a date that is six months after the date of such Participant’s Termination of Employment unless the termination is due to

Disability or death. Any distribution which would have been made during such six-month period beginning with the date of the Participant’s Termination of Employment, had the Participant not been a Specified Employee, shall be made on the six-month anniversary of such Specified Employee’s Termination of Employment.

(b) A Participant may change an existing distribution election regarding the time and form of payment of his Supplemental Account or Special RAP Contributions Account and make a new election from among the available options set forth in Section 8(a) above by filing the prescribed form with the Committee at least one (1) year prior to the Participant’s Termination of Employment (“One Year Rule”); provided, however, that the foregoing rule shall not apply to changes in distribution elections made by Participants prior to December 31, 2008. Effective for Supplemental Plan Years beginning on or after January 1, 2009, in addition to the One Year Rule, a change in a distribution election shall not be given effect under the Plan unless (i) the new election is made at least 12 months prior to the date that the distribution would otherwise commence; (ii) the new election delays the commencement of the distribution to the Participant by five years from the date that the distribution would otherwise have been made pursuant to the Participant’s initial election or any subsequent election, as the case may be; and (iii) the new election does not become effective until 12 months after the date that it is made. Notwithstanding the foregoing provisions, in no event shall any distribution commence to be made to any Participant who is a “Specified Employee” prior to a date that is six months after the date of such Participant’s Termination of Employment unless the termination is due to Disability or death. Any distribution which would have been made during such six-month period beginning with the date of the Participant’s Termination of Employment, had the Participant not been a Specified Employee, shall be made on the six-month anniversary of such Specified Employee’s Termination of Employment.

(c) Subject to the provisions of Section 8(d) below, a Participant shall have the right, in a writing filed with the Committee, to make an election, prior to his Termination of Employment, to have the portion of his Supplemental Account and Special RAP Contributions Account that is payable at his death to be paid to his Beneficiary in a lump sum distribution or approximately equal annual installments, over a period of 2 to 20 years as elected by the Participant. Each installment elected by the Participant shall equal the balance in the Participant’s Supplemental Account and Special RAP Contribution Account immediately prior to the date of distribution, divided by the number of unpaid installments and shall be paid on the annual anniversary of the first installment, until all installments elected by the Participant have been paid. Each such distribution shall be paid or commence on (i) the first day of the month coincident with or next following his death, (ii) the January 1 next following his death or (iii) the first day of the month coincident with or next following the first anniversary of his death, as elected by the Participant. Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee at least one year prior to the earlier of the Participant’s death or Termination of Employment in order to be given effect under the Plan. Notwithstanding any contrary provision in this Section 8(c), in the event that a distribution election is not on file under the Plan for a Participant at the time of his death, the Supplemental Account and Special RAP Contributions Account payable on behalf of such deceased Participant shall be paid to his Beneficiary in accordance with the Participant’s election under the Grandfathered Plan, if applicable, except that installments shall be paid in the manner described in this Section 8(c), or, in a single lump sum on the first day of the month following the Participant’s death.

4. Except where otherwise expressly amended herein, the Plan is hereby ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the New York Stock Exchange LLC. has caused this Amendment to be executed by the undersigned duly authorized officer on this 22nd day of December, 2008.

New York Stock Exchange LLC

By:	Leroy M. Whitaker, Leroy M. Whitaker, Senior Vice-President